EXHIBIT 10.1

Executive Salaries for 2010

On March 22, 2010, the Compensation Committee of the Board of Directors of the Company (the “Committee”) approved 2010 base salaries for the executive officers, effective April 1, 2010, as set forth below:

Executive Officer	Title	Salary
Richard J. Braun	President and Chief Executive Officer	$390,000
Kevin J. Wiersma	Chief Financial Officer, Vice President and Chief Operating Officer of MEDTOX Laboratories, Inc.	$235,800
James A. Schoonover	Vice President and Chief Marketing Officer	$235,800
B. Mitchell Owens	Vice President and Chief Operating Officer of MEDTOX Diagnostics, Inc.	$223,100
Susan E. Puskas	Vice President Quality, Regulatory Affairs, and Human Resources	$235,800